Exhibit 99.1

Bank One Issuance Trust

Excess Spread Analysis

		Jul-03	Jun-03	May-03
Yield		15.59%	15.98%	15.47%
Less:	Coupon	1.96%	1.97%	2.09%
	Servicing Fee	1.50%	1.50%	1.50%
	Net Credit Losses	5.41%	5.21%	5.51%
Excess Spread		6.72%	7.30%	6.37%

Three Month Average Excess Spread		6.80%	6.83%	6.82%

Delinquency:
	30 to 59 days	1.22%	1.25%	1.26%
	60 to 89 days	0.85%	0.86%	0.87%
	90 + days	1.87%	1.84%	1.86%
	Total	3.94%	3.95%	3.99%

Payment Rate		18.24%	18.34%	18.38%